Exhibit 99.1

Howard Bancorp, Inc. Announces Third Quarter 2015 Results with Asset Growth of 61% and Revenue Growth of 57%

ELLICOTT CITY, Md.--(BUSINESS WIRE)--October 30, 2015--Howard Bancorp, Inc. (NASDAQ: HBMD), the parent company of Howard Bank, today announced its operating results through September 30, 2015 with the following highlights:

  During the third quarter of 2015, Howard closed on its previously announced acquisition of Patapsco Bancorp, Inc.
  Total assets grew to $924 million at September 30, 2015, representing growth of $350 million, or 61%, compared to total assets of $574 million at September 30, 2014, of which $177 million, or 31%, is attributable to the Patapsco transaction, $80 million, or 14%, is attributable to Howard Bank’s acquisition of certain assets, the deposits and certain other liabilities of NBRS Financial Bank in October 2014, and $93 million, or 16%, is attributable to organic growth.
  Total loans increased by $294 million, or 64%, to $755 million when comparing September 30, 2015 to September 30, 2014, of which $157 million, or 34%, is attributable to the Patapsco transaction, $74 million, or 16%, is attributable to the NBRS transaction, and $63 million, or 14%, is attributable to organic growth.
  Total deposits at September 30, 2015 increased to $743 million from $452 million at September 30, 2014, representing growth of $291 million, or 64%, of which $173 million, or 38%, is attributable to the Patapsco transaction, $113 million, or 25%, is attributable to the NBRS transaction, and $5 million, or 1%, is attributable to organic growth as legacy institutional sources of deposits were reduced given the acquired deposits. Noninterest bearing deposits grew by over $65 million or 62% during the twelve months ended September 30, 2015 and low cost retail NOW transaction accounts increased by $28 million, or 80%.
  For the nine months ended September 30, 2015, GAAP net income available to common shareholders was $562 thousand, which compared to $1.1 million for the same nine month period in 2014, reflecting a decrease of nearly $583 thousand, or 51%. However, the 2015 year to date results were dramatically impacted by one-time non-recurring charges of $3.3 million, pre-tax, resulting from the conversion and integration of NBRS data systems into legacy Howard systems in the second quarter of 2015, as well as merger and restructuring costs resulting from the Patapsco acquisition, which included transaction costs and contract termination charges.
  Pre-tax income was $1.4 million during the nine months ending September 30, 2015 compared to $1.9 million for the same period of 2014. For core operating comparison purposes, however, pre-tax income was $4.7 million excluding the above-referenced one-time non-recurring costs of $3.3 million for the first nine months of 2015 compared to pretax income of $2.0 million excluding non-recurring charges of $82 thousand for the same period of 2014, representing an increase of $2.7 million, or 135%.
  Howard recorded a net loss available to common shareholders for the three months ended September 30, 2015, due exclusively to the non-recurring items noted above. Such net loss available to common shareholders was $816 thousand compared to net income available to shareholders of $204 thousand for the third quarter of 2014 and $760 thousand for the second quarter of 2015. The pretax non-recurring charges for the three months ended September 30, 2015 were nearly $2.2 million compared to $82 thousand in the same period of 2014.
  We had a pre-tax loss of $892 thousand during the three months ended September 30, 2015 compared to pre-tax income of $310 thousand for the same period of 2014. For core operating purposes, however, pre-tax income was $1.3 million excluding the one-time non-recurring costs of $2.2 million for the third quarter of 2015 compared to pretax income of $392 thousand excluding non-recurring charges of $82 thousand for the same period of 2014, representing an increase of $0.9 million or 234%.
  Howard’s primary sources of revenue continue to come from net interest income complemented by noninterest income, which includes the revenues generated from its mortgage banking operations as well as service charges and fees on deposits and loans.
    Resulting primarily from our balance sheet growth, net interest income for the first nine months of 2015 was $21.2 million, representing an increase of $6.8 million, or 47%, compared to the $14.4 million recorded for the same period in 2014.
    Noninterest income was $9.0 million for the first three quarters of 2015 compared to $4.9 million during the same period in 2014, representing growth of $4.1 million, or 84%. The majority of this growth came from our mortgage banking operation, which generated $7.5 million in noninterest income for the first three quarters of 2015 compared to $3.8 million for the same period of 2014, representing an increase of $3.7 million or 99%.
    These revenue sources were only minimally influenced by the acquisition of Patapsco given that the merger closed on August 28, 2015.
  Total noninterest expenses were $27.9 million for the first nine months of 2015 compared to $14.8 million for same period of 2014, an increase of $13.1 million or 88%. These included one-time non-recurring charges of $3.3 million during the nine months ended September 30, 2015 and $82 thousand during the same period of 2014, as discussed above. Other non-interest expenses were $24.6 million during the nine months ended September 30, 2015, compared to $14.7 million for the same period of 2014, an increase of $9.9 million or 67%. Most of the increase in the other noninterest expenses is directly attributable to the growth that we have experienced in the last twelve months. Compensation costs increased by $4.0 million as we increased our full time equivalent employees from 166 at September 30, 2014 to 265 at September 30, 2015, and similarly, our occupancy costs increased by $1.3 million as we have added branch and office locations. Also relating to our growth, our data processing fees and insurance costs increased by nearly $500 thousand given the increase in our customer base. Loan related expenses also increased by $800 thousand, primarily from the increased mortgage loan originations. Other growth-related increases occurred in other operating items such as telephone costs, supplies, software licensing costs, and other costs directly related to the growth of our support infrastructure. Noninterest expenses were also elevated due to a $735 thousand expense in the third quarter of 2015 due to decreases in the valuations of several of our Other Real Estate Owned (OREO) properties.
  Provision for credit losses was $1.0 million for the nine months ended September 30, 2015 compared to $2.6 million for the same period in 2014. The third quarter of 2014 included a nearly $2.0 million provision due to a loan loss incurred on one commercial customer. The 2015 provisions to date have for the most part been reflective of the overall growth experienced in our loan portfolio.

Howard’s Chairman and CEO Mary Ann Scully stated, “Howard Bank has continued to consistently execute on both a balance sheet and off-balance sheet growth strategy designed to drive higher revenues that will lead to more efficient net income generation. While underway, the full impact of this strategy will not be evident until the revenue recognition period from the Patapsco merger more closely matches the period end balance sheet and must also await the full conversion and integration. The systems conversion is expected in mid-November while locational restructurings will not be completed until the first quarter of 2016. We remain confident that after we are past the recording of all related non-recurring charges and past the elimination of temporary redundancies of workforce, the improved returns and efficiencies will be evident. A 57% revenue increase and 135% increase in pre-tax income exclusive of non-recurring items, bodes well for those improved future returns. The slowly improving economy as well as the momentum towards more industry consolidation and collaboration all bode well for a very well positioned Howard Bank.”

Howard Bancorp has experienced significant growth in assets, loans and deposits over the last twelve months. Howard has also recorded significant increases in its revenues through September 30, 2015, compared to September 30, 2014. However, its overall performance as measured by net income, earnings per share, and returns on both assets and equity have been, as anticipated, temporarily impacted by non-recurring charges. The majority of these non-recurring costs were recorded in the third quarter but Howard anticipates that as systems conversions are scheduled for the fourth quarter of 2015, the remainder of the non-recurring charges attributable to the Patapsco Merger will impact fourth quarter earnings. Excluding these non-recurring items from core operating performance, net income, EPS and returns compare favorably to the prior year. The financial tables attached to this release provide additional information.

At September 30, 2015, Howard Bancorp, Inc. had total capital of $92.1 million, and common equity of $79.5 million, representing a book value per share of $11.49 compared to $9.13 at September 30, 2014, and tangible book value per share of $10.88 compared to $11.14 at June 30, 2015, and $8.94 at September 30, 2014. Howard’s per share calculations have been impacted by the increase in shares outstanding related to the capital raise completed in June of this year and shares issued in connection with the Patapsco transaction. At September 30, 2015, Total Common Equity to Tangible Assets was 8.60% and regulatory capital ratios at Howard Bank substantially exceed all regulatory capital measures.

Asset quality measures continue to remain a major focus of attention for management and the Board of Directors. One of Howard Bancorp’s primary measures of asset quality is the ratio of non-performing loans and OREO to total assets. This asset quality measure was 1.07% at September 30, 2015, compared to 1.27% at June 30, 2015 and 0.85% at the end of September 2014. While OREO has decreased due to recently updated valuations, nonperforming loans increased by $1.1 million during the third quarter of 2015, primarily from the Patapsco acquisition. When comparing September 30, 2015 to September 30, 2014, the increase also includes loans acquired in the FDIC-assisted NBRS acquisition. The allowance for credit losses as a percentage of total loans was 0.57% for the period ended September 30, 2015. This ratio is dramatically impacted by the approximately $231 million in loan balances as of September 30, 2015, that have been acquired over the last twelve months, which are recorded at fair market value at time of acquisition, and are not initially included in allowance measurements. If you exclude the $231 million from the $755 million in total loans at September 30, 2015, the ratio of the allowance for credit losses to non-acquired loans would have been approximately 0.82%

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. Such forward-looking statements include statements of goals, intentions, and expectations, including the expectation of our growth strategy leading to higher revenues and more efficient net income generation, improved future returns and efficiencies, the impact of non-recurring charges going forward, and that current conditions “bode well for a very well positioned Howard Bank.” Howard Bancorp intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, local and national economic conditions, the impact of interest rates on financing, unanticipated changes in economic and competitive conditions, the impact of future legislation or regulatory developments, potential delays in systems conversion related to the Patapsco transaction, and other risks detailed from time to time in filings made by Howard Bancorp with the U.S. Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Howard Bancorp or any other person that results expressed therein will be achieved. Howard Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information is available at www.howardbank.com.

HOWARD BANCORP, INC.

	Nine months ended		Three months ended
(in thousands, except per share data.)	Sept 30,		Sept 30	June 30	Sept 30
Operation Statement Data:	2015	2014	2015	2015	2014
Interest income	$23,399	$16,154	$8,489	$7,484	$5,813
Interest expense	2,151	1,731	807	685	648
Net interest income	21,248	14,423	7,682	6,799	5,165
Provision for credit losses	1,015	2,570	230	535	2,068
Noninterest income	9,043	4,857	3,256	3,438	2,175
Non-recurring charges	3,303	82	2,166	731	82
Noninterest expense	24,571	14,722	9,434	7,709	4,880
Pre-tax income/(loss)	1,402	1,907	(892)	1,263	310
Federal and state income tax expense	746	668	(107)	471	75
Net income/(loss)	656	1,239	(785)	791	235
Preferred stock dividends	94	94	31	31	31
Net income/(loss) available to common shareholders	$562	$1,145	$(816)	$760	$204

Per share data and shares outstanding:
Net income/(loss) per common share, basic	$0.09	$0.28	$(0.13)	$0.16	$0.05
Book value per common share at period end	$11.49	$9.13	$11.49	$11.33	$9.13
Tangible book value per common share at period end	$10.87	$8.94	$10.87	$11.14	$8.94
Average common shares outstanding	5,919,866	4,061,598	6,493,987	4,841,538	4,081,685
Shares outstanding at period end	6,921,378	4,140,189	6,921,378	6,358,788	4,140,189

Financial Condition data:
Total assets	$924,493	$574,368	$924,493	$746,881	$574,368
Loans receivable (gross)	755,500	461,232	755,500	582,702	461,232
Allowance for credit losses	(4,317)	(3,018)	(4,317)	(4,199)	(3,018)
Other interest-earning assets	115,890	78,298	115,890	126,288	78,298
Total deposits	742,766	451,910	742,766	575,716	451,910
Borrowings	80,558	70,956	80,558	79,525	70,956
Total stockholders’ equity	92,080	50,379	92,080	84,627	50,379
Common equity	79,518	37,817	79,518	72,065	37,817

Average assets	$735,919	$516,944	$808,324	$707,289	$543,905
Average stockholders' equity	70,618	49,257	85,611	67,270	49,803
Average common stockholders' equity	58,056	36,695	73,049	54,708	37,241

Selected performance ratios:
Return on average assets	0.12%	0.32%	(0.39)%	0.45%	0.17%
Return on average equity	1.24%	4.51%	(3.64)%	4.72%	1.87%
Net interest margin(1)	4.06%	3.97%	3.94%	4.06%	4.01%
Efficiency ratio(2)	92.02%	76.78%	106.04%	82.44%	67.60%

Asset quality ratios:
Nonperforming loans to gross loans	1.07%	0.53%	1.07%	1.20%	0.53%
Allowance for credit losses to loans	0.57%	0.65%	0.57%	0.72%	0.65%
Allowance for credit losses to nonperforming loans	53.21%	124.52%	53.21%	59.52%	124.52%
Nonperforming assets to loans and other real estate	1.30%	1.06%	1.30%	1.63%	1.06%
Nonperforming assets to total assets	1.07%	0.85%	1.07%	1.27%	0.85%

Capital ratios:
Leverage ratio	11.16%	9.09%	11.16%	11.90%	9.09%
Tier I risk-based capital ratio	11.56%	10.08%	11.56%	13.16%	10.08%
Total risk-based capital ratio	12.12%	10.69%	12.12%	13.82%	10.69%
Average equity to average assets	9.60%	9.53%	10.59%	9.51%	9.16%

(1)	Net interest margin is net interest income divided by average earning assets.
(2)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Unaudited Consolidated Statements of Financial Condition	PERIOD ENDED
(Dollars in thousands, except share amounts)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$16,517	$27,360	$25,090	$21,256	$17,361
Interest-bearing deposits	1,830	1,646	3,456	3,260	310
Total cash and cash equivalents	18,347	29,006	28,546	24,517	17,671

Investment Securities:
Available-for-sale	39,178	34,581	30,611	41,081	27,112
Federal Home Loan Bank stock, at cost	3,185	3,385	2,535	2,571	2,700
Total investment securities	42,363	37,966	33,146	43,652	29,812

Loans held-for-sale	64,427	65,759	49,159	42,881	38,669

Loans:	755,500	582,702	570,437	552,917	461,232
Allowance for credit losses	(4,317)	(4,199)	(3,839)	(3,602)	(3,018)
Net loans	751,183	578,503	566,598	549,315	458,213

Accrued interest receivable	2,221	1,636	1,754	1,789	1,395

Bank premises and equipment, net	20,427	16,108	12,098	12,122	11,487

Other assets:
Goodwill	1,132	-	-	-	-
Bank owned life insurance	16,618	11,834	11,745	11,659	11,563
Other intangibles	3,117	1,224	1,308	1,391	798
Other assets	4,657	4,845	6,126	4,091	4,759
Total other assets	25,525	17,903	19,179	17,141	17,120
Total assets	$924,493	$746,881	$710,480	$691,416	$574,368

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$171,349	$148,928	$137,287	$142,727	$106,237
Interest bearing deposits	571,418	426,788	443,368	411,312	345,673
Total deposits	742,766	575,716	580,655	554,039	451,910
Borrowed funds	80,558	79,525	60,532	67,628	70,956
Other liabilities	9,088	7,013	8,910	10,107	1,123
Total liabilities	832,413	662,254	650,097	631,773	523,989
Commitments and contingencies Stockholders' equity:
Preferred stock -- $.01 par value	12,562	12,562	12,562	12,562	12,562
Common stock – $.01 par value	69	64	41	41	41
Additional paid-in capital	70,173	61,919	38,454	38,360	38,217
Retained earnings	9,257	10,073	9,313	8,696	(446)
Accumulated other comprehensive income/(loss), net	19	9	13	(16)	4
Total stockholders' equity	92,080	84,627	60,383	59,643	50,379
Total liabilities and stockholders' equity	$924,493	$746,881	$710,480	$691,416	$574,368

Capital Ratios - Howard Bancorp, Inc.
Tangible Capital	$75,268	$70,841	$46,513	$45,689	$37,019
Tier 1 Leverage (to average assets)	11.16%	11.90%	8.66%	8.60%	9.09%
Common Equity Tier 1 Capital (to risk weighted assets)	11.56%	13.16%	9.86%	10.11%	10.08%
Tier 1 Capital (to risk weighted assets)	11.56%	13.16%	9.86%	10.11%	10.08%
Total Capital Ratio (to risk weighted assets)	12.12%	13.82%	10.49%	10.73%	10.69%

Unaudited Consolidated Statements of Income	FOR THE THREE MONTHS ENDED
(Dollars in thousands, except per share amounts)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014

Total interest income	$8,489	$7,484	$7,426	$7,207	$5,813
Total interest expense	807	686	659	671	648
Net interest income	7,682	6,799	6,767	6,537	5,165
Provision for loan losses	(230)	(535)	(250)	(685)	(2,068)
Net interest income after provision for loan losses	7,452	6,264	6,517	5,852	3,096

NON-INTEREST INCOME:
Service charges and other income	516	513	522	502	332
Mortgage banking income	2,740	2,924	1,828	2,034	1,843
Non-recurring gains	-	-	-	16,090	-
Net loss on sale of investment securities	-	-	-	(228)	-

Total non-interest income	3,256	3,438	2,350	18,398	2,175

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,652	3,939	3,850	4,977	2,790
Occupancy expense	928	900	971	914	488
Marketing expense	786	679	628	554	400
FDIC insurance	106	120	90	140	101
Professional fees	386	348	345	258	217
Other real estate owned related expense	776	36	12	17	17
Non-recurring charges	2,166	731	406	373	82
Other	1,800	1,687	1,533	1,659	867
Total non-interest expense	11,600	8,439	7,835	8,892	4,961

(Loss)/income before income taxes	(892)	1,262	1,031	15,358	310

Income tax expense	(107)	471	382	6,185	75

NET (LOSS)/INCOME	(785)	791	649	9,173	235

PREFERRED DIVIDENDS	(31)	(31)	(31)	(31)	(31)

NET (LOSS)/INCOME AVAILABLE
TO COMMON SHAREHOLDERS	$(816)	$760	$618	$9,142	$204

EARNINGS PER SHARE – Basic	$(0.13)	$0.16	$0.15	$2.23	$0.05
EARNINGS PER SHARE – Diluted	$(0.12)	$0.15	$0.15	$2.18	$0.05

Average common shares outstanding – Basic	6,493,987	4,841,538	4,112,379	4,107,142	4,081,685
Average common shares outstanding – Diluted	6,648,107	4,960,457	4,228,393	4,200,350	4,173,601

PERFORMANCE RATIOS:
(annualized)
Return on average assets	-0.39%	0.45%	0.38%	5.37%	0.17%
Return on average equity	-3.64%	4.72%	4.49%	68.67%	1.87%
Net interest margin	3.97%	4.06%	4.19%	3.96%	4.01%
Efficiency ratio	106.0%	82.4%	85.9%	35.7%	67.6%
Tangible common equity	8.60%	9.65%	6.73%	6.81%	6.58%

CONTACT:
Howard Bancorp, Inc.
George C. Coffman
Chief Financial Officer
410-750-0020